Exhibit 10.29

CBOT Holdings, Inc. (the “Corporation”)

Director Compensation Policy – Updated as of Jan. 16, 2007

Directors’ Fee and Stock Grant for the Chairman of the Board

1.	Directors’ Fee. The Chairman of the Board shall be entitled to an annual directors’ fee in the amount of $500,000 per year (the “Chairman’s Directors’ Fee”) for so long as he or she shall remain the Chairman of the Board.

2.	Stock Grant. In addition to the Chairman’s Directors’ Fee described in Section 1 above, the Chairman of the Board shall be entitled to an annual grant of Class A common stock, par value $0.001 per share (the “Common Stock”), with a value of $250,000 (the “Chairman’s Stock Grant”). Each Chairman’s Stock Grant shall be made pursuant to and in accordance with CBOT Holding, Inc.’s 2005 Long-Term Equity Incentive Plan (the “Plan”), subject to the terms and conditions thereof. The Chairman’s Stock Grant shall be made on the date of each annual meeting of the Corporation. For purposes of this Section 2, the number of shares of Common Stock issued to the Chairman of the Board shall be determined by dividing $250,000 by the Fair Market Value (as defined in the Plan) of Common Stock on the date of the grant. The shares of Common Stock that are granted to the Chairman of the Board pursuant to this Section 2 shall be fully vested immediately upon such grant.

3.	Meeting Fees. The Chairman of the Board shall not be entitled to any additional compensation payable on a per-meeting basis.

Directors’ Fees and Stock Grants for Directors (Other than the Chairman of the Board and Employee Directors)

1.	Directors’ Fees. Each member of the Board (other than the Chairman of the Board and Directors who are also employees of the Corporation) (collectively, the “Directors”) shall be entitled to an annual directors’ fee in the amount of $30,000 per year (the “Directors’ Fees”) for so long as he or she remains a member of the Board.

2.	Stock Grant. In addition to the Directors’ Fees described in Section 1 above, each Director (other than the Chairman of the Board and Directors who are also employees of the Corporation) shall be entitled to an annual grant of Common Stock with a value of $30,000 (the “Director’s Stock Grant”). Each Director’s Stock Grant shall be made pursuant to and in accordance with the Plan, subject to the terms and conditions thereof. Each Director’s Stock Grant shall be made on the date of each annual meeting of the Corporation. For purposes of this Section 2, the number of shares of Common Stock issued to each Director shall be determined by dividing $30,000 by the Fair Market Value (as defined in the Plan) of Common Stock on the date of the grant. The shares of Common Stock that are granted to each Director pursuant to this Section 2 shall be fully vested immediately upon such grant.

3.	Meeting Fees. Each Director (other than the Chairman of the Board and Directors who are also employees of the Corporation) shall be entitled to a fee of $1,500 per meeting of the Board of Directors or committee of the Board of Directors that such Director attends in person or by telephone (the “Director’s Meeting Fees”).

4.

Additional Directors’ Fees for Committee Chairs; Temporary Committees. In addition to the amount described in Sections 1, 2 and 3 above, (a) the Director who is the Chairman of the Audit Committee of the Board of Directors shall be entitled to an additional annual directors’ fee of $20,000 per year, for so long as he or she remains Chairman of his or her respective committee of the Board, (b) the Director who is the Chairman of the Compensation Committee of the Board of Directors and the Director who is the Chairman of the Nominating Committee of the Board of Directors shall each be entitled to an additional annual directors’ fee of $10,000 per year, for so long as he or she remains Chairman of his or her respective committee of the Board, and (c) any Director who is the Chairman of any other standing Committee of the Board of Directors shall be entitled to additional annual directors’ fees in the amount or amounts determined in the discretion of the Board, which amount or amounts shall not exceed $20,000 per year absent extraordinary circumstances. Any Director who is the Chairman of a temporary Committee of the Board of Directors that is asked to perform extraordinary tasks on a short-term basis shall be entitled to additional directors’ fees in an amount of up to $5,000, as determined by the Board, for each month in which he or she serves as the Chairman of such Committee plus an amount for partial months equal to the monthly fee amount determined by the Board multiplied by a fraction, the numerator of which is the total number of days in the partial month in which he or she served as the Chairman of such Committee and the denominator of which is 30. In addition, the Board may, in its discretion, compensate members of temporary Committees at reasonable hourly rates for extraordinary service for which compensation is not otherwise received.

5.	Reimbursement of Expenses. The Corporation shall reimburse Directors (including the Chairman of the Board) for reasonable costs and expenses incurred in attending meetings of the Board of Directors or Committees of the Board of Directors. In addition, the Board may, in its discretion, reimburse Directors for other reasonable out-of-pocket costs and expenses incurred in performing services to the Corporation.

Stock Ownership Guidelines

Any Director (including the Chairman of the Board) who is issued Common Stock pursuant to this Director Compensation Policy shall, during the time such Director is a member of the Board of Directors of the Corporation, be required to own (including beneficial ownership) at least 50% of the number of net shares (as adjusted in accordance with the terms of the Plan) granted to him or her under this Director’s Compensation Policy. “Net shares” shall mean the number of shares granted under this Director Compensation Policy less the number of shares sold or withheld to pay taxes.